UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 27, 2016

CONSUMER PORTFOLIO SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

CALIFORNIA	1-11416	33-0459135
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3800 How Hughes Pkwy, Ste 1400, Las Vegas, NV 89169

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (949) 753-6800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At our annual meeting of shareholders held on April 27, 2016 (the “Annual Meeting”), our shareholders approved an amendment (the “Amendment”) to our 2006 Long-Term Equity Incentive Plan, which extended the expiration of that Plan by ten years. Our board of directors had previously adopted and approved the Amendment, subject to shareholder approval.

We incorporate by reference the description of the Amendment contained in our definitive proxy statement filed with the Securities and Exchange Commission on March 31, 2016, on pages 9 through 11 of that proxy statement.

ITEM 5.07 Submission of Matters to a Vote of Security Holders.

At the Annual Meeting four proposals were placed before our shareholders: proposal one, to elect directors; proposal two, to ratify the appointment of Crowe Horwath LLP as our independent auditors for the fiscal year ending December 31, 2016; proposal three, to adopt an advisory resolution approving our executive compensation; and proposal four, to approve the Amendment.

Six individuals were nominated for election to our board of directors at the meeting, comprising the entire board. Such individuals received votes as follows, and each of the following six was elected to our board of directors:

	Votes for	Votes withheld	Broker Non-Votes
Charles E. Bradley, Jr.	16,708,283	903,085	5,464,299
Chris A. Adams	16,902,375	708,993	5,464,299
Brian J. Rayhill	16,927,446	683,922	5,464,299
William B. Roberts	16,890,055	721,313	5,464,299
Gregory S. Washer	16,847,141	764,227	5,464,299
Daniel S. Wood	16,899,105	712,263	5,464,299

Proposals two, three and four were approved, on the following votes:

	Votes for	Votes against	Abstentions	Broker Non-Votes
Proposal Two	22,923,516	63,332	88,819	0
Proposal Three	13,585,830	3,930,509	95,029	5,464,299
Proposal Four	12,990,444	4,526,328	94,596	5,464,299

Item 9.01 Financial Statements and Exhibits.

Two exhibits are filed with this report:

10.14         The registrant’s 2006 Long Term Equity Incentive Plan, as amended April 27, 2016.

99.1           Portions of the registrant’s definitive proxy statement filed March 31, 2016 (incorporated by reference into item 5.02 of this report).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONSUMER PORTFOLIO SERVICES, INC.

Dated: May 3, 2016	By:	/s/ Mark Creatura
Mark Creatura Senior Vice President and Secretary Signing on behalf of the registrant

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